Exhibit 99.1

J & J Snack Foods Reports Second Quarter Sales and Earnings

PENNSAUKEN, N.J.--(BUSINESS WIRE)--April 25, 2011--J & J Snack Foods Corp. (NASDAQ-JJSF) today announced record sales and lower earnings for its second quarter and six months ended March 26, 2011.

Sales increased 3% to $162.7 million from $157.4 million in last year's second quarter. Net earnings decreased 4% to $8.7 million from $9.0 million last year. Earnings per diluted share were $.46 for the March quarter compared to $.48 last year. Operating income decreased 6% to $14.0 million this year from $14.8 million in the year ago period.

For the six months ended March 26, 2011, sales increased 4% to $318.4 million from $306.5 million in last year’s first half. Net earnings decreased 2% to $15.8 million in the six months from $16.1 million last year. Earnings per diluted share were $.84 for the six months compared to $.86 last year. Operating income decreased 5% to $24.9 million from $26.3 million in the year ago period.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, "Although our overall sales grew modestly, higher input costs and operating expenses impacted our profitability for the period and the six months."

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Colton, Vernon and Norwalk, California.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ’S is a registered trademark of Barq’s Inc.

	Consolidated Statement of Operations
	Three Months Ended		Six Months Ended
	March 26,	March 27,	March 26,	March 27,
	2011	2010	2011	2010
	(unaudited)
	(in thousands)

Net sales	$162,731	$157,361	$318,363	$306,463
Cost of goods sold	113,709	107,564	223,240	210,647
Gross profit	49,022	49,797	95,123	95,816
Operating expenses	35,068	34,977	70,196	69,505
Operating income	13,954	14,820	24,927	26,311
Other income	171	198	371	481
Earnings before income taxes	14,125	15,018	25,298	26,792
Income taxes	5,466	6,018	9,545	10,701
Net earnings	$8,659	$9,000	$15,753	$16,091

Earnings per diluted share	$.46	$.48	$.84	$.86
Earnings per basic share	$.46	$.49	$.85	$.87
Weighted average number of diluted shares	18,767	18,666	18,734	18,691
Weighted average number of basic shares	18,638	18,477	18,608	18,510

		Consolidated Balance Sheets
		March 26, 2011		September 25, 2010
		(unaudited)
		(in thousands)

Cash & cash equivalents		$96,436		$74,665
Current marketable securities held to maturity		25,550		15,481
Other current assets		128,294		130,385
Property, plant & equipment, net		108,316		110,092
Goodwill		70,070		70,070
Other intangible assets, net		52,735		55,284
Marketable securities held to maturity		10,998		26,300
Other		2,239		1,717
Total		$494,638		$483,994

Current liabilities		$67,498		$71,081
Long-term obligations under capital leases		493		619
Deferred income taxes		30,401		30,401
Other long-term obligations		1,167		1,318
Stockholders’ equity		395,079		380,575
Total		$494,638		$483,994

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President
Chief Financial Officer
(856) 532-6603